EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Zoom Telephonics, Inc. on Form S-1 of our report dated April 1, 2019, with respect to our audits of the consolidated financial statements of Zoom Telephonics, Inc. and its wholly owned subsidiary as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, appearing in the Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
Boston, Massachusetts
June 7, 2019